SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	July 10, 2003

ORBITAL SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14279	06-1209561

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21839 Atlantic Boulevard, Dulles, Virginia 20166 (Address of principal executive offices)

Registrant’s telephone number, including area code:	(703) 406-5000

(Former name or former address, if changed since last report)

Item 5.      Other Events.

     On July 10, 2003, Orbital Sciences Corporation announced that it had closed two financing transactions to replace its existing debt structure. In the first transaction, Orbital issued $135 million of 9% Senior Notes due 2011. Orbital used the net proceeds from this offering, together with cash on hand, to repurchase approximately 89% of Orbital’s existing $135 million of 12% second priority secured notes due 2006 that were tendered by the holders thereof in the previously announced tender offer and consent solicitation. Orbital issued an irrevocable notice to redeem the remaining outstanding 12% second priority secured notes due 2006. The redemption is expected to occur on August 15, 2003. The following summary of the terms of the 9% Senior Notes is qualified in its entirety by reference to the principal transaction documents, copies of which are attached as exhibits to this Current Report:

The Offering

Notes Offered	$135,000,000 aggregate principal amount of Senior Notes due 2011.

Maturity	July 15, 2011.

Interest	Annual rate: 9%

Payment frequency: semi-annually each January 15 and July 15.

First payment: January 15, 2004.

Guarantees	Orbital’s future material domestic subsidiaries will guarantee its obligations under the notes on a senior unsecured basis.

Ranking	The notes and any future guarantees will be general unsecured senior obligations ranking equally with Orbital’s other unsecured senior indebtedness, but holders of Orbital’s secured indebtedness (including any borrowings under its new senior credit facility) will have a prior claim on Orbital’s assets to the extent of the value of the assets securing such indebtedness. The notes and the guarantees will rank ahead of any future subordinated indebtedness.

Optional Redemption	Orbital may redeem the notes, in whole or in part, on or after July 15, 2007, at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest. In addition, Orbital may redeem up to

35% of the aggregate principal amount of the notes prior to July 15, 2006 with the net cash proceeds from certain equity offerings.

Change of Control	If a change of control (as defined) occurs, subject to certain conditions and restrictions, Orbital will be required to repurchase the notes, at the holder’s option, at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any.

Certain Covenants	Orbital issued the notes under an indenture. The indenture contains covenants limiting Orbital's ability to, among other things:

• incur more debt;

• pay dividends, redeem or repurchase its stock or make other distributions;

• make certain acquisitions or investments;

• use assets as security in other transactions;

• enter into transactions with affiliates;

• merge or consolidate with others;

• dispose of assets or use asset sale proceeds; and

• create liens on its assets.

These covenants are subject to a number of important exceptions contained in the indenture.

     In the second transaction, as a replacement for its $35 million revolving line of credit with Wells Fargo Foothill, Inc., Orbital entered into a new four-year, $50 million revolving credit facility with Bank of America, N.A. serving as the administrative agent. Under the new facility, Orbital may incur up to $50 million in revolving loans, with the available amount for borrowing being determined by a monthly borrowing base calculation that is based on its billed and unbilled receivables. The new facility also includes a letter of credit subfacility that permits up to $40 million of the amounts available for borrowing under the new facility to be used for the issuance of letters of credit. The borrowings under the new facility are collateralized by substantially all of Orbital’s assets, including accounts receivable, deposit accounts, intellectual property, inventory, equipment, real estate and other assets. The new facility includes an option to increase the aggregate revolving loan commitment (with a commensurate increase in the amount of the letter of credit subfacility) to an amount not to exceed $75 million if a new or existing lender agrees to provide the amount of such increase.

     Orbital pays interest on borrowings and usage of the letter of credit subfacility under the new facility at rates that are determined according to its leverage ratio. Orbital will also pay a quarterly commitment fee on the unused portion of the revolving loan commitment.

     The new facility establishes financial covenants for, among other things, leverage, secured leverage, fixed charge coverage and consolidated net worth. In addition, the new facility imposes restrictions on customary matters, including Orbital's ability to incur additional indebtedness, grant liens on assets, conduct asset sales, and make acquisitions and investments. The new facility prohibits the payment of cash dividends on Orbital’s capital stock.

Item 7. Financial Statements and Exhibits.

(a)	Not Applicable.
(b)	Not Applicable.
(c)	Exhibits:

4.1.	Indenture, dated as of July 10, 2003, by and between Orbital Sciences Corporation and U.S. Bank National Association, as trustee.

4.2.	Form of 9% Senior Note due 2011.

10.1.	Registration Rights Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, on the one hand, and Banc of America Securities LLC, Jefferies/Quarterdeck, LLC and Jefferies & Company, Inc., on the other.

10.2.	Credit Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, Bank of America, N.A., as administrative agent, General Electric Capital Corporation, as documentation agent, and the other parties thereto.

10.3	Security Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, Bank of America, N.A., as administrative agent, and the other parties thereto.

99.1	Press Release of Orbital Sciences Corporation, dated July 10, 2003

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL SCIENCES CORPORATION (Registrant)

By: /s/ Garrett E. Pierce Garrett E. Pierce Vice Chairman and Chief Financial Officer

Date: July 18, 2003

Exhibit Index

4.1.	Indenture, dated as of July 10, 2003, by and between Orbital Sciences Corporation and U.S. Bank National Association, as trustee.

4.2.	Form of 9% Senior Note due 2011.

10.1.	Registration Rights Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, on the one hand, and Banc of America Securities LLC, Jefferies/Quarterdeck, LLC and Jefferies & Company, Inc., on the other.

10.2.	Credit Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, Bank of America, N.A., as administrative agent, General Electric Capital Corporation, as documentation agent, and the other parties thereto.

10.3	Security Agreement, dated as of July 10, 2003, by and among Orbital Sciences Corporation, Bank of America, N.A., as administrative agent, and the other parties thereto.

99.1	Press Release of Orbital Sciences Corporation, dated July 10, 2003.